Exhibit 99.1

Brian Smith

ESI

503-672-5760

smithb@esi.com

ESI Announces First Quarter Fiscal 2011 Results

Quarterly Revenues Grow More Than 100% Year over Year

PORTLAND, Ore. – July 28, 2010 – Electro Scientific Industries, Inc. (NASDAQ:ESIO), a leading supplier of innovative laser-based manufacturing solutions for the microtechnology industry, today announced results for its fiscal 2011 first quarter, ended July 3, 2010. Financial measures are provided on both a GAAP and non-GAAP basis, which excludes the impact of purchase accounting, equity compensation and non-recurring items.

First quarter revenues were $58.5 million, compared to $59.6 million in the fourth quarter of 2010 and $22.6 million in the same quarter one year ago. On a GAAP basis, net income was $0.2 million or $0.01 per diluted share, compared to net income of $2.1 million or $0.07 per diluted share in the prior quarter. On a non-GAAP basis, excluding the impact of purchase accounting, equity compensation and non-recurring items, first quarter net income was $0.8 million or $0.03 per diluted share, compared to income of $4.4 million or $0.16 per diluted share in the fourth quarter.

Nick Konidaris, president and CEO of ESI, stated, “We are pleased with the company’s top line performance in the first quarter as we saw strong demand across our product categories. Revenue more than doubled from one year ago, and we generated excellent operating cash flow.”

Orders for the first quarter were $64.1 million, compared to $54.2 million in the prior quarter and $28.7 million in the prior year quarter. Konidaris stated, “As we had expected, we received multiple orders for our memory repair products, reflecting higher capacity utilization from our DRAM customers. We also saw strong demand for flex interconnect, advanced micromachining, LED scribing and passive component test products.”

13900 NW Science Park Drive │ Portland, Oregon 97229 │ 503.641.4141 │ www.esi.com

ESI Announces First Quarter Fiscal 2011 Results

Gross margins for the quarter declined sequentially as a result of a shift in mix towards older products and sales of existing finished goods inventory, especially in memory repair. Konidaris added, “We are confident that strength in our top line and a mix toward newer products will enable margins to rebound next quarter.”

First quarter operating expenses were down sequentially on lower selling, service and administration costs, partially offset by increased engineering spending. Konidaris added, “We continue to invest in new product development to drive long-term growth for ESI. We are making excellent progress in building a broader portfolio of innovative laser-based solutions.”

Income tax benefit for the quarter was $1.7 million, offsetting the loss before taxes. The benefit is a result of the mix of US and foreign earnings.

After the quarter ESI announced the introduction of the model 9900 for ultra-thin wafer dicing. The 9900 delivers unparalleled die break strength with a proprietary architecture for rapidly dicing silicon wafers of less than 50 microns. Ultra-thin wafers are required to support the advancements in 3D packaging, such as stacked memory for high density storage, system-in-package that combines stacked logic and memory, and through-silicon via interconnect applications. Multiple customers are currently evaluating the 9900 for new 3D packaging applications.

Balance Sheet and Cash Flow

At quarter end, cash and investments totaled $179.9 million, an increase of $13.6 million over last quarter. Cash flow from operations was $14.8 million, reflecting excellent working capital performance. “We are pleased to have generated our highest quarterly operating cash flow in over four years,” added Konidaris.

Q2 2011 Outlook

Based on current business conditions, ESI expects revenues for the second quarter of fiscal 2011 to be between $55 million and $60 million, and non-GAAP earnings per share of $0.05 to $0.10 excluding the impact of purchase accounting, equity compensation and non-recurring items.

13900 NW Science Park Drive │ Portland, Oregon 97229 │ 503.641.4141 │ www.esi.com

ESI Announces First Quarter Fiscal 2011 Results

Konidaris concluded, “We continue to see strong demand drivers for our products, due to growth in PCs, smart phones, and consumer electronics, resulting in higher capital spending by our customers. While the macroeconomic outlook remains uncertain, the new products we expect to introduce this year combined with healthy end markets will create good growth opportunities for ESI.”

The company will hold a conference call today at 5:00 p.m. EDT. The session will include a review of the financial results, operational performance and business outlook, and also a question and answer period.

The conference call can be accessed by calling 888-339-2688 (domestic participants) or 617-847-3007 (international participants). The conference ID number is 22961773. A live audio webcast can be accessed at www.esi.com. Upon completion of the call, an audio replay will be accessible through August 7, 2010, at 888-286-8010 (domestic participants) or 617-801-6888 (international participants), passcode 99703700. The webcast will be available on the ESI Web site for one year.

Discussion of Non-GAAP Financial Measures

In this press release, we have presented financial measures which have not been determined in accordance with generally accepted accounting principles (GAAP) and are therefore non-GAAP financial measures. Non-GAAP financial measures exclude the impact of purchase accounting, equity compensation, restructuring costs, and non-recurring items. We believe that this presentation of non-GAAP financial measures allows investors to better assess the company’s operating performance by comparing it to prior periods on a more consistent basis. We have included a reconciliation of various non-GAAP financial measures to those measures reported in accordance with GAAP. Because our calculation of non-GAAP financial measures may differ from similar measures used by other companies, investors should be careful when comparing our non-GAAP financial measures to those of other companies.

About ESI

ESI is a leading supplier of innovative laser-based manufacturing solutions for the microtechnology industry. Our systems enable precise structuring and testing of micron to submicron features in semiconductors, electronic devices, LEDs and other high-value components. We partner with our customers to make breakthrough technologies possible in the semiconductor, microelectronics and other emerging industries. Founded in 1944, ESI is headquartered in Portland, Ore, with global operations from the Pacific Northwest to the Pacific Rim. More information is available at www.esi.com.

13900 NW Science Park Drive │ Portland, Oregon 97229 │ 503.641.4141 │ www.esi.com

ESI Announces First Quarter Fiscal 2011 Results

Forward-Looking Statements

This press release includes forward-looking statements about the markets we serve, revenue, gross margins, growth, new products, and earnings per share. These forward-looking statements are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. Actual results may differ materially from those in the forward-looking statements. Risks and uncertainties that may affect the forward-looking statements include: the risk that anticipated growth opportunities may be smaller than anticipated or may not be realized; risks related to the relative strength and volatility of the electronics industry - which is dependent on many factors including component prices, global economic strength and political stability, and overall demand for electronic devices (such as capacitors, semiconductor memory devices and advanced electronic packages) used in wireless telecommunications equipment, computers and consumer and automotive electronics; the health of the financial markets and availability of credit for end customers and related effect on the global economy; the volatility associated with the semiconductor industry which includes the relative level of capacity and demand, and financial strength of the manufacturers; the risk that customer orders may be canceled or delayed; the ability of the company to respond promptly to customer requirements; the risk that the company may not be able to ship products on the schedule required by customers, whether as a result of production delays, supply delays, or otherwise; the ability of the company to develop, manufacture and successfully deliver new products and enhancements; the risk that customer acceptance of new or customized products may be delayed; the risk that large orders and related revenues may not be repeated; the company’s need to continue investing in research and development; the company’s ability to hire and retain key employees; the company’s ability to create and sustain intellectual property protection around its products; foreign currency fluctuations; the company’s ability to utilize recorded deferred tax assets; taxes, interest or penalties resulting from tax audits; changes in tax laws or the interpretation of such tax laws; and future liquidity and valuation of auction rate securities.

13900 NW Science Park Drive │ Portland, Oregon 97229 │ 503.641.4141 │ www.esi.com

ESI Announces First Quarter Fiscal 2011 Results

Electro Scientific Industries, Inc.

First Quarter Fiscal 2011 Results

(In thousands, except per share data)

(Unaudited)

	Fiscal quarter ended
Operating Results:	Jul 3, 2010	Apr 3, 2010	Jun 27, 2009
Net sales	$58,471	$59,604	$22,603
Cost of sales	36,998	33,943	16,642

Gross profit	21,473	25,661	5,961
Operating expenses:
Selling, service and administration	12,845	13,300	11,971
Research, development and engineering	10,211	9,929	7,455
Merger termination proceeds, net	—	—	(4,516)

Net operating expenses	23,056	23,229	14,910

Operating (loss) income	(1,583)	2,432	(8,949)
Non-operating income (expense):
Other-than-temporary impairment of auction rate securities	—	(1,347)	—
Interest and other income, net	58	289	342

Total non-operating income (expense)	58	(1,058)	342

(Loss) income before income taxes	(1,525)	1,374	(8,607)
Benefit from income taxes	(1,726)	(704)	(3,077)

Net income (loss)	$201	$2,078	$(5,530)

Net income (loss) per share - basic	$0.01	$0.08	$(0.20)

Net income (loss) per share - diluted	$0.01	$0.07	$(0.20)

13900 NW Science Park Drive │ Portland, Oregon 97229 │ 503.641.4141

ESI Announces First Quarter Fiscal 2011 Results

Electro Scientific Industries, Inc.

First Quarter Fiscal 2011 Results

(Amounts in thousands)

(Unaudited)

Financial Position As Of:

	Jul 3, 2010	Apr 3, 2010
Assets
Current assets:
Cash and cash equivalents	$54,225	$39,335
Restricted cash	10,824	10,824
Short-term investments	114,894	116,140

Total cash, restricted cash and investments	179,943	166,299
Trade receivables, net	33,482	38,061
Inventories	69,936	72,090
Shipped systems pending acceptance	3,412	4,106
Deferred income taxes, net	7,216	7,232
Other current assets	8,441	8,677

Total current assets	302,430	296,465

Non-current assets:
Auction rate securities	4,630	5,021
Property, plant and equipment, net	39,732	40,590
Non-current deferred income taxes, net	33,984	31,079
Acquired intangible assets, net	7,734	8,255
Other assets	11,200	13,008

Total assets	$399,710	$394,418

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$15,829	$14,607
Accrued liabilities	18,554	14,937
Deferred revenue	10,591	13,193

Total current liabilities	44,974	42,737

Non-current income taxes payable	9,195	9,019

Shareholders’ equity:
Preferred and common stock	145,312	142,369
Retained earnings	199,687	199,486
Accumulated other comprehensive income	542	807

Total shareholders’ equity	345,541	342,662

Total liabilities and shareholders’ equity	$399,710	$394,418

End of period shares outstanding	27,901	27,665

13900 NW Science Park Drive │ Portland, Oregon 97229 │ 503.641.4141

ESI Announces First Quarter Fiscal 2011 Results

Electro Scientific Industries, Inc.

Analysis of First Quarter Fiscal 2011 Results

(Dollars and shares in thousands)

(Unaudited)

	Fiscal quarter ended
	Jul 3, 2010	Apr 3, 2010	Jun 27, 2009
Sales detail:
Semiconductor Group	$19,057	$5,645	$5,260
Passive Components Group	18,803	10,105	5,150
Interconnect/Micro-Machining Group	20,611	43,854	12,193

Total	$58,471	$59,604	$22,603

Gross margin %	37%	43%	26%
Selling, service and administration expense %	22%	22%	53%
Research, development and engineering expense %	17%	17%	33%
Operating income (loss) %	(3%)	4%	(40%)
Effective tax rate %	113%	(51%)	36%
Average shares outstanding - basic	27,791	27,619	27,234
Average shares outstanding - diluted	28,212	27,924	27,234
End of period employees	597	581	565

13900 NW Science Park Drive │ Portland, Oregon 97229 │ 503.641.4141

ESI Announces First Quarter Fiscal 2011 Results

Electro Scientific Industries, Inc.

First Quarter Fiscal 2011 Results

(In thousands, except per share data)

(Unaudited)

Reconciliation of GAAP to Non-GAAP Financial Measures:

	Fiscal quarter ended
	Jul 3, 2010	Apr 3, 2010	Jun 27, 2009
Gross profit per GAAP	$21,473	$25,661	$5,961
Add back:
Purchase accounting included in cost of sales	289	289	289
Equity compensation included in cost of sales	282	242	215

Total non-GAAP adjustments to gross profit	571	531	504

Non-GAAP gross profit	$22,044	$26,192	$6,465

Non-GAAP gross margin	37.7%	43.9%	28.6%

Operating expenses per GAAP	$23,056	$23,229	$14,910
Less:
Purchase accounting included in operating expenses:
Selling, service and administration	189	189	443
Research, development and engineering	36	36	26

Subtotal - purchase accounting included in operating expenses	225	225	469

Equity compensation included in operating expenses:
Selling, service and administration	2,224	1,038	1,778
Research, development and engineering	377	334	314

Subtotal - equity compensation included in operating expenses	2,601	1,372	2,092

Acquisition settlement proceeds included in operating expenses:
Selling, service and administration	(889)	—	—

Subtotal - acquisition settlement proceeds included in operating expenses	(889)	—	—

Other items included in operating expenses:
Merger termination proceeds, net	—	—	(4,516)

Subtotal - other non-recurring items included in operating expenses	—	—	(4,516)

Total non-GAAP adjustments to operating expenses	1,937	1,597	(1,955)

Non-GAAP operating expenses	$21,119	$21,632	$16,865

Operating (loss) income per GAAP	$(1,583)	$2,432	$(8,949)
Non-GAAP adjustments to gross profit	571	531	504
Non-GAAP adjustments to operating expenses	1,937	1,597	(1,955)

Non-GAAP operating income (loss)	$925	$4,560	$(10,400)

Non-operating income (expense), net per GAAP	$58	$(1,058)	$342
Non-GAAP adjustment for impairment of auction rate securities	—	1,347	—

Non-GAAP non-operating income	$58	$289	$342

Net income (loss) per GAAP	$201	$2,078	$(5,530)
Non-GAAP adjustments to gross profit	571	531	504
Non-GAAP adjustments to operating expenses	1,937	1,597	(1,955)
Non-GAAP adjustments to non-operating expense	—	1,347	—
Income tax effect of non-GAAP adjustments	(1,941)	(1,186)	783

Non-GAAP net income (loss)	$768	$4,367	$(6,198)

Basic Non-GAAP net income (loss) per share	$0.03	$0.16	$(0.23)

Diluted Non-GAAP net income (loss) per share	$0.03	$0.16	$(0.23)

13900 NW Science Park Drive │ Portland, Oregon 97229 │ 503.641.4141

ESI Announces First Quarter Fiscal 2011 Results

Electro Scientific Industries, Inc.

First Quarter Fiscal 2011 Results

(Amounts in thousands)

(Unaudited)

Condensed Consolidated Statements of Cash Flows:

	Fiscal quarter ended
	Jul 3, 2010	Apr 3, 2010	Jun 27, 2009
Net income (loss)	$201	$2,078	$(5,530)
Non-cash adjustments and changes in operating activities	14,568	1,942	4,619

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	14,769	4,020	(911)
NET CASH USED IN INVESTING ACTIVITIES	(198)	(17,797)	(28,717)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	69	505	(213)
Effect of exchange rate changes on cash	250	(35)	777

NET CHANGE IN CASH AND CASH EQUIVALENTS	14,890	(13,307)	(29,064)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	39,335	52,642	153,538

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$54,225	$39,335	$124,474

13900 NW Science Park Drive │ Portland, Oregon 97229 │ 503.641.4141